Exhibit 3.37

CHERRY HILL SAND & GRAVEL COMPANY, INC.

ARTICLES OF AMENDMENT

Cherry Hill Sand & Gravel Company, Inc., a Maryland corporation having its principal office in Jessup, Maryland, (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended by striking out Article Sixth of the Articles of incorporation and inserting in lieu thereof the following:

“SIXTH: The number of directors of the corporation shall be not less than the number of stockholders of the corporation; and. the name of the director who shall act until the first annual meeting or until his successor is duly chosen and qualified is James A. Openshaw, Jr.”

SECOND: The Board of Directors of the Corporation by written consent, signed by all members of the Board and filed with the minutes of proceedings of such Board, adopted a resolution in which was set forth the foregoing amendment to the Charter, declaring that the said amendment of the Charter was advisable and directing that it be submitted to the stockholders of the Corporation for action thereon by written consent signed by all the stockholders of the Corporation.

THIRD: The amendment of the Charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation by a written consent signed by all the stockholders of the Corporation and filed with the records of the Corporation.

FOURTH: The amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, Cherry Hill Sand & Gravel Company, Inc., has caused these presents to be signed in its name and on its behalf by its President or Vice President, and its corporate seal to be hereunto affixed and attested by its Secretary on this 17th day of July, 1978, and its President acknowledges that these Articles of Amendment are the act and deed of Cherry Hill Sand & Gravel Company, Inc. and under the penalties of perjury that the matters and facts set forth are true in all material respects to the best of his information, knowledge and belief.

ATTEST:	CHERRY HILL SAND & GRAVEL COMPANY, INC.

/s/Elizabeth A. Bradley	By	/s/James A. Openshaw
Secretary		President